Exhibit 99.1

Insmed Announces Redemption of all $569.5 Million of Remaining Outstanding 0.75% Convertible Senior Notes Due 2028

BRIDGEWATER, N.J., April 24, 2025/PRNewswire/ -- Insmed Incorporated (Nasdaq: INSM), a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases, today announced that it has called all $569.5 million aggregate principal amount of its remaining outstanding 0.75% Convertible Senior Notes Due 2028 (the “Notes”) (CUSIP No. 457669AB5) for redemption on June 6, 2025 (the “Redemption Date”). Insmed is redeeming the Notes as permitted under Section 11.03 of the indenture governing the Notes (the “Indenture”).

Redemption Process

The redemption price will be payable on the Redemption Date in cash and equal to 100% of the principal amount of the Notes outstanding on the Redemption Date, plus accrued and unpaid interest on such Notes to, but excluding, the Redemption Date (the “Redemption Price”). For each $1,000 principal amount of Notes, the Redemption Price will be equal to approximately $1,000.10. Unless Insmed defaults in making the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date.

For all Notes surrendered in book-entry form, payment of the Redemption Price will be made through the facilities of the Depository Trust Company (“DTC”), and all redeemed Notes in book-entry form will be surrendered for payment of the Redemption Price in accordance with the applicable rules and procedures of DTC. The paying agent is Computershare Trust Company, N.A. and the address of the paying agent for delivery of any Notes in certificated form is Corporate Trust Operations, 1505 Energy Park Drive, St. Paul, MN 55108.

Right to Convert the Notes

Holders of the Notes may surrender their Notes (or any portion thereof having a principal amount that is an integral multiple of $1,000) for conversion at any time prior to 5:00 p.m. (New York City time) on June 4, 2025 or, if the Company fails to pay the Redemption Price on the Redemption Date, such later date on which the Redemption Price is paid. To convert any Note, the holder must comply with the applicable rules and procedures of DTC. The Company has elected to settle any conversions of Notes in shares of common stock in accordance with the Indenture. As of April 24, 2025, the conversion rate of the Notes is 30.7692 shares of common stock of the Company per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $32.50 per share of common stock. Based on this conversion rate, an aggregate of up to 17,523,336 shares of common stock will be issued if all of the Notes are converted.

This press release shall not constitute a notice of redemption or convertibility of the Notes. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as contained in this press release.

About Insmed

Insmed Incorporated is a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases. The Company is advancing a diverse portfolio of approved and mid- to late-stage investigational medicines as well as cutting-edge drug discovery focused on serving patient communities where the need is greatest. Insmed’s most advanced programs are in pulmonary and inﬂammatory conditions, including a therapy approved in the United States, Europe, and Japan to treat a chronic, debilitating lung disease. The Company’s early-stage programs encompass a wide range of technologies and modalities, including gene therapy, AI-driven protein engineering, protein manufacturing, RNA end-joining, and synthetic rescue.

Headquartered in Bridgewater, New Jersey, Insmed has offices and research locations throughout the United States, Europe, and Japan. Insmed is proud to be recognized as one of the best employers in the biopharmaceutical industry, including spending four consecutive years as the No. 1 Science Top Employer. Visit www.insmed.com to learn more.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. “Forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, are statements that are not historical facts and involve a number of risks and uncertainties. Words herein such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” “continues,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) may identify forward-looking statements.

The forward-looking statements in this press release are based upon the Company’s current expectations and beliefs, and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance and achievements and the timing of certain events to differ materially from the results, performance, achievements or timings discussed, projected, anticipated or indicated in any forward-looking statements. The Company may not actually achieve the results, plans, intentions or expectations indicated by the Company’s forward-looking statements because, by their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. For additional information about the risks and uncertainties that may affect the Company’s business, please see the factors discussed in Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent Company filings with the Securities and Exchange Commission (SEC).

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release. The Company disclaims any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact:

Investors:

Bryan Dunn
Vice President, Investor Relations
(646) 812-4030
investor.relations@insmed.com

Media:

Claire Mulhearn
Vice President, Corporate Communications
(862) 842-6819
media@insmed.com